UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  June 10, 2011

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code  (818) 287-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

On June 10, 2011, United Online, Inc.’s (“UOL”) wholly-owned indirect subsidiary, FTD Group, Inc., a Delaware corporation (“FTD”), entered into a Credit Agreement (the “Credit Agreement”) by and among FTD, the financial institutions party thereto from time to time as lenders, Wells Fargo Securities, LLC, as sole lead arranger and sole book runner, and Wells Fargo Bank, National Association, as administrative agent for the lenders.  The Credit Agreement provides FTD with a $315 million senior secured credit facility consisting of (i) a $265 million seven-year term loan facility (the “Term Facility”) and (ii) a $50 million five-year revolving credit facility (the “Revolving Credit Facility” and together with the Term Facility, the “Credit Facilities”), and certain other financial accommodations including letters of credit.

On and following June 10, 2011, the obligations under the Credit Agreement will be guaranteed by FTD’s parent, UNOL Intermediate, Inc., a Delaware corporation (“Holdings”), and certain of FTD’s wholly-owned domestic subsidiaries (“Subsidiary Guarantors” and together with Holdings and FTD, the “Loan Parties”).  In addition, the obligations under the Credit Agreement will be secured by a lien on substantially all of the assets of the Loan Parties, including a pledge of all (except with respect to foreign subsidiaries, in which case such pledge shall be limited to 66%) of the outstanding capital stock of certain direct subsidiaries of the Loan Parties.

The interest rate set forth in the Credit Agreement for loans made under Term Facility is either a base rate plus 2.5% per annum, or LIBOR plus 3.5% per annum (with a LIBOR floor of 1.25%). The interest rate set forth in the Credit Agreement for loans made under the Revolving Credit Facility is either a base rate plus 2.5% per annum, or LIBOR plus 3.5% per annum, in each case, with a step-down in the interest rate depending on FTD’s net leverage ratio.  In addition, FTD will pay a commitment fee equal to 0.50% per annum (with step-downs in the commitment fee depending on FTD’s net leverage ratio) on the unused portion of the Revolving Credit Facility.  The Credit Agreement contains customary representations and warranties, events of default, affirmative covenants, and negative covenants, that will, among other things, require the Loan Parties to maintain compliance with a maximum net leverage ratio and a minimum fixed-charge coverage ratio, and will impose restrictions and limitations on, among other things, capital expenditures, investments, dividends, asset sales, and the Loan Parties’ ability to incur additional debt and additional liens.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.  The above description of the Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Credit Agreement.

Item 1.02.               Termination of a Material Definitive Agreement.

On June 10, 2011, FTD repaid in full all outstanding loans under the Credit Agreement, dated as of August 4, 2008 (the “2008 Credit Agreement”), by and among FTD (f/k/a UNOLA Corp., a Delaware corporation), the financial institutions parties thereto from time to time and Wells Fargo Bank, National Association, as administrative agent for the lenders.  No penalties were paid in connection with such repayment.  The repayment of obligations under the 2008 Credit Agreement was financed with the proceeds of $265 million of term loan borrowings under the Credit Agreement described in Item 1.01 and FTD’s available cash.  No loans were outstanding under the Revolving Credit Facility as of June 10, 2011.

The foregoing description of the 2008 Credit Agreement is not complete and is qualified in its entirety by reference to the 2008 Credit Agreement, which was attached as Exhibit 10.1 to UOL’s Amendment No. 1 to Current Report on Form 8-K/A filed with the Securities and Exchange Commission on August 6, 2009, which is incorporated herein by reference.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)              Exhibits.

Exhibit No.	Description of Exhibits
10.1

Credit Agreement dated as of June 10, 2011 by and among FTD Group, Inc., a Delaware corporation, the financial institutions party thereto from time to time as lenders, Wells Fargo Securities, LLC, as sole lead arranger and sole book runner, and Wells Fargo Bank, National Association, as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2011

UNITED ONLINE, INC.

	By:	/s/ Neil P. Edwards
	Name:	Neil P. Edwards
	Title:	Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Credit Agreement dated as of June 10, 2011 by and among FTD Group, Inc., a Delaware corporation, the financial institutions party thereto from time to time as lenders, Wells Fargo Securities, LLC, as sole lead arranger and sole book runner, and Wells Fargo Bank, National Association, as administrative agent for the lenders.